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                                                                   EXHIBIT 11.1

                        QUANTUM EPITAXIAL DESIGNS, INC.
                     PRO FORMA AND SUPPLEMENTAL PRO FORMA
                    NET INCOME (LOSS) PER SHARE CALCULATION




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                                                                                    Year Ended        Nine Months Ended
                                                                                 December 31, 1996    September 30, 1997
                                                                                -------------------  -------------------
Pro forma net loss per share
Pro forma net loss per statement of operations  ..............................      $  (61,676)         $  (446,381)
Reduction of interest expense, net of tax ....................................              --               71,000
                                                                                    ----------          -----------
Pro forma net loss   .........................................................      $  (61,676)         $  (375,381)
                                                                                    ----------          -----------
Weighted average shares outstanding ..........................................       1,585,350            1,585,350
Dilutive effect of outstanding stock options, net of tax benefit  ............         123,250              123,250
Dilutive effect of convertible notes payable .................................         269,905              269,905
                                                                                    ----------          -----------
Shares used in computing pro forma net loss per share ........................       1,978,505            1,978,505
                                                                                    ----------          -----------
Pro forma net loss per share  ................................................      $    (0.03)         $     (0.19)
                                                                                    ==========          ===========
Supplemental pro forma net income (loss) per share
Pro forma net income (loss)   ................................................      $  (61,676)         $  (446,381)
Reduction in interest expense, net of tax    .................................         128,000              216,000
                                                                                    ----------          -----------
Supplemental pro forma net income (loss)  ....................................      $   66,324          $  (230,381)
                                                                                    ----------          -----------
Shares used in computing pro forma net income (loss) per share ...............       1,978,505            1,978,505
Assumed repayment of bank debt   .............................................         366,484              467,737
Dilutive effect of outstanding stock options, net of tax benefit  ............         174,522                   --
Dilutive effect of convertible notes payable    ..............................       1,432,459                   --
Dilutive effect of common stock warrants  ....................................         131,204                   --
                                                                                    ----------          -----------
Shares used in computing supplemental pro forma net income (loss) per share          4,083,174            2,446,242
                                                                                    ----------          -----------
Supplemental pro forma net income (loss) per share    ........................      $     0.02          $     (0.09)
                                                                                    ==========          ===========
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